    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 23, 1997
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            THE TIMES MIRROR COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                       95-4481525
(STATE OR OTHER JURISDICTION OF INCORPORATION OR
                  ORGANIZATION)                     (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

              TIMES MIRROR SQUARE
            LOS ANGELES, CALIFORNIA                                  90053
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES OF
                   REGISTRANT)                                     (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER INCLUDING AREA CODE: (213) 237-3700

                                THOMAS UNTERMAN
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            THE TIMES MIRROR COMPANY
                              TIMES MIRROR SQUARE
                         LOS ANGELES, CALIFORNIA 90053
                                 (213) 237-3700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                        OF AGENT FOR SERVICE OF PROCESS)

                                    COPY TO:

                             WILLIAM A. NIESE, ESQ.
            VICE PRESIDENT, GENERAL COUNSEL AND ASSISTANT SECRETARY
                            THE TIMES MIRROR COMPANY
                              TIMES MIRROR SQUARE
                         LOS ANGELES, CALIFORNIA 90053
                                 (213) 237-3700
                            ------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                            (The Facing Page is continued on the following page)

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.

================================================================================

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
                                                 PROPOSED MAXIMUM  PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF       AMOUNT TO BE     OFFERING PRICE       AGGREGATE         AMOUNT OF
 SECURITIES TO BE REGISTERED      REGISTERED        PER UNIT(1)    OFFERING PRICE(1) REGISTRATION FEE
------------------------------------------------------------------------------------------------------
Debt Securities...............     (2), (3)          100% (2)             (2)            see below
------------------------------------------------------------------------------------------------------
Convertible Debt Securities...     (2), (3)             (2)               (2)            see below
------------------------------------------------------------------------------------------------------
Exchangeable Debt
  Securities..................     (2), (3)             (2)               (2)            see below
------------------------------------------------------------------------------------------------------
Preferred Stock...............     (2), (4)             (2)               (2)            see below
------------------------------------------------------------------------------------------------------
Convertible Preferred Stock...     (2), (4)             (2)               (2)            see below
------------------------------------------------------------------------------------------------------
Exchangeable Preferred
  Stock.......................     (2), (4)             (2)               (2)            see below
------------------------------------------------------------------------------------------------------
Common Stock..................     (2), (5)             (2)               (2)            see below
------------------------------------------------------------------------------------------------------
Warrants......................     (2), (6)             (2)               (2)            see below
------------------------------------------------------------------------------------------------------
Stock Purchase Contracts......     (2), (7)             (2)               (2)            see below
------------------------------------------------------------------------------------------------------
Stock Purchase Units..........     (2), (8)             (2)               (2)            see below
------------------------------------------------------------------------------------------------------
          Total...............  $300,000,000(2)         (2)         $300,000,000(2)       $90,910
======================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2) In no event will the aggregate maximum offering price of all securities issued, from time to time, pursuant to this Registration Statement exceed $300,000,000. The proposed maximum offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(3) Subject to footnote (2), there are being registered hereunder an indeterminate principal amount of Debt Securities, Convertible Debt Securities and Exchangeable Debt Securities (as defined below) as may be sold, from time to time, by the Registrant, including sales upon the exercise of Warrants (as defined below) or as shall be issuable upon exchange of Exchangeable Preferred Stock (as defined below) registered hereby. If any Debt Securities, Convertible Debt Securities or Exchangeable Debt Securities are being issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $300,000,000, less the dollar amount of any securities previously issued hereunder.

(4) Subject to footnote (2), there are being registered hereunder an indeterminate number of shares of Preferred Stock, Convertible Preferred Stock and Exchangeable Preferred Stock (as defined below) as may be sold, from time to time, by the Registrant, including sales upon exercise of Warrants. There are also being registered hereunder an indeterminate number of shares of Preferred Stock under the Stock Purchase Contracts (as defined below) or as shall be issuable upon conversion of Convertible Debt Securities registered hereby, or as shall be issuable upon exchange of Exchangeable Debt Securities registered hereby.

(5) Subject to footnote (2), there are being registered hereunder an indeterminate number of shares of Common Stock (as defined below) as may be sold, from time to time, by the Registrant, including sales upon exercise of Warrants. There are also being registered hereunder an indeterminate number of shares of Common Stock under the Stock Purchase Contracts or as shall be issuable upon conversion of Convertible Preferred Stock or Convertible Debt Securities registered hereby, or as shall be issuable upon exchange of Exchangeable Debt Securities registered hereby.

(6) Subject to footnote (2), there are being registered hereunder an indeterminate amount and number of Warrants as may be sold, from time to time, by the Registrant, representing rights to purchase Debt Securities, Preferred Stock or Common Stock.

(7) Subject to footnote (2), there are being registered hereunder an indeterminate amount and number of Stock Purchase Contracts, representing rights to purchase Preferred Stock or Common Stock.

(8) Subject to footnote (2), there are being registered hereunder an indeterminate amount and number of Stock Purchase Units, representing ownership of Stock Purchase Contracts and Debt Securities or debt obligations of third parties, including United States Treasury securities.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 23, 1997
PROSPECTUS

                            THE TIMES MIRROR COMPANY

                DEBT SECURITIES                            EXCHANGEABLE PREFERRED STOCK
          CONVERTIBLE DEBT SECURITIES                              COMMON STOCK
         EXCHANGEABLE DEBT SECURITIES                                WARRANTS
                PREFERRED STOCK                              STOCK PURCHASE CONTRACTS
          CONVERTIBLE PREFERRED STOCK                          STOCK PURCHASE UNITS

    The Times Mirror Company, a Delaware corporation (the "Company" or "Times Mirror"), may offer and sell, from time to time, up to an initial aggregate offering price of $300 million, its: (i) unsecured debt securities, which may be either senior ("Senior Debt Securities") or subordinated ("Subordinated Debt Securities") (the Senior Debt Securities and Subordinated Debt Securities being referred to collectively as the "Debt Securities") in one or more series, consisting of debentures, notes or other evidences of indebtedness and having such prices and terms as are determined at the time of sale; (ii) shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"), which may be issued in one or more series; (iii) shares of Series A Common Stock, par value $1.00 per share ("Series A Common Stock"), and shares of Series B Common Stock, par value $1.00 per share ("Series B Common Stock," and collectively with Series A Common Stock, the "Common Stock"), which may be issued in either or both series; (iv) warrants ("Warrants") to purchase Debt Securities, Preferred Stock or Common Stock; (v) stock purchase contracts ("Stock Purchase Contracts") to purchase Preferred Stock or Common Stock; and (vi) stock purchase units ("Stock Purchase Units"), which consist of a Stock Purchase Contract and Debt Securities or debt obligations of third parties, including United States Treasury securities, securing the holder's obligation to purchase the Preferred Stock or Common Stock under the Stock Purchase Contract. The Debt Securities may be convertible or exchangeable into shares of Common Stock or Preferred Stock of the Company (the "Convertible Debt Securities" and the "Exchangeable Debt Securities," respectively). The Preferred Stock may be convertible into Common Stock (the "Convertible Preferred Stock") and may also be exchangeable for Debt Securities (the "Exchangeable Preferred Stock"). The Debt Securities, Convertible Debt Securities, Exchangeable Debt Securities, Preferred Stock, Convertible Preferred Stock, Exchangeable Preferred Stock, Common Stock, Warrants, Stock Purchase Contracts and Stock Purchase Units are collectively referred to herein as "Securities." The Securities may be issued as units and in any combination.

    Specific terms of the Securities ("Offered Securities") in respect of which this Prospectus is being delivered will be set forth in an applicable Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the Offered Securities and the initial price and net proceeds to the Company from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Offered Securities, without limitation, the following: (i) in the case of Debt Securities, Convertible Debt Securities and Exchangeable Debt Securities, the specific designation, aggregate principal amount, purchase price, ranking as senior or subordinated debt, authorized denominations, maturity, rate or rates of interest (or method of calculation thereof) and dates for payment thereof, dates from which interest shall accrue, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable, and any listing on a national securities exchange; (ii) in the case of Preferred Stock, Convertible Preferred Stock and Exchangeable Preferred Stock, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any voting rights, any conversion or exchange rights and any listing on a national securities exchange; (iii) in the case of Common Stock, the series, the voting rights, the number of votes per share, the number of shares of Common Stock and the terms of the offering and sale thereof and any listing on a national securities exchange; (iv) in the case of Warrants, the number and terms thereof, the designation and number of Debt Securities, Preferred Stock or Common Stock issuable upon their exercise, the exercise price, the terms of the offering and sale thereof, where applicable, the duration and detachability thereof, and any listing of the Warrants or the underlying Debt Securities, Preferred Stock or Common Stock on a national securities exchange; (v) in the case of Stock Purchase Contracts, the designation and number of shares of Preferred Stock or Common Stock issuable thereunder, the purchase price of the Preferred Stock or Common Stock, the date or dates on which the Preferred Stock or Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice-versa, and the terms of the offering and sale thereof; and
(vi) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities or debt obligations of third parties, including United States Treasury securities, securing the holder's obligation to purchase the Preferred Stock or Common Stock under the Stock Purchase Contracts, the terms of the offering and sale thereof and any listing on a national securities exchange. The Prospectus Supplement will also contain information, where applicable, about certain federal income tax considerations relating to the Securities covered by the Prospectus Supplement.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

    Prior to issuance there will have been no market for the Debt Securities, Convertible Debt Securities, Exchangeable Debt Securities, Preferred Stock, Convertible Preferred Stock, Exchangeable Preferred Stock, Series B Common Stock, Warrants, Stock Purchase Contracts or Stock Purchase Units and there can be no assurance that a secondary market for the Debt Securities, Convertible Debt Securities, Exchangeable Debt Securities, Preferred Stock, Convertible Preferred Stock, Exchangeable Preferred Stock, Series B Common Stock, Warrants, Stock Purchase Contracts or Stock Purchase Units will develop. This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement. The Securities may be offered through one or more different plans of distribution, including offerings through underwriters. See "Plan of Distribution."

                THE DATE OF THIS PROSPECTUS IS            , 1997

     The following is included for compliance with Florida blue sky laws:
Jeppesen & Co., GmbH, a wholly owned subsidiary of the Company organized under the laws of Germany, sells airway manuals and revision services to the Cuban government-owned airline, Cubana deAviacion, on an ongoing basis. In 1996, such sales resulted in revenues of approximately $191,000. In 1989, Jeppesen Sanderson, Inc. ("Jeppesen"), a wholly owned subsidiary of the Company, obtained a formal ruling from the United States Department of Commerce Bureau of Export Administration that Jeppesen's flight charts and navigational data tapes are eligible for export to any country in the world without restriction or prior clearance pursuant to a general license. The general license operates to license the Company's activities under or to exempt the Company's activities through its affiliates from prohibitions of the Cuban Democracy Act of 1992, the Trading with the Enemy Act, the Cuban Liberty and Democratic Solidarity Act of 1996 and the U.S. Treasury Assets Control Regulations with respect to such flight charts and navigational data. The information provided in this paragraph is accurate as of the date of this Prospectus. As of the date of this Prospectus the Company has not made any filings with the Florida Department of Banking and Finance pursuant to Florida Statutes Section 517.075(3). The Company intends to make any filings required by such section in the future, and when any such filings are made, current information concerning the dealings of the Company's affiliates with the government of Cuba and other persons or affiliates located in Cuba may be obtained from the Florida Department of Banking and Finance, at 1313 N. Tampa, Tampa, Florida 33602, telephone (813) 272-2565. The foregoing filings are required by the Florida blue sky laws.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities, Convertible Debt Securities, Exchangeable Debt Securities, Preferred Stock, Convertible Preferred Stock, Exchangeable Preferred Stock, Common Stock, Warrants, Stock Purchase Contracts and Stock Purchase Units. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information with respect to the Company, reference is made to the Registration Statement.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such Registration Statement and the other reports and information filed by Times Mirror with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Electronic filings made by the Company through the Commission's Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's world wide web site (http://www.sec.gov). Series A Common Stock of Times Mirror is listed on the New York Stock Exchange (the "NYSE") and on the Pacific Stock Exchange, and reports, proxy and information statements and other information concerning Times Mirror can be inspected at such exchanges. On April 2, 1997, the Company redeemed all of its issued and outstanding Conversion Preferred Stock, Series B, par value $1.00 per share ("Series B Preferred Stock"), and the Series B Preferred Stock has been delisted from the NYSE, on which it was listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission (File No. 1-13492) pursuant to the Exchange Act are incorporated by reference and shall be deemed a part hereof:

          (a) Times Mirror's Annual Report on Form 10-K for the year ended December 31, 1996;

          (b) Times Mirror's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

          (c) Times Mirror's Current Reports on Form 8-K dated April 17, 1997, August 11, 1997, September 3, 1997, September 9, 1997 and September 10, 1997; and

          (d) The descriptions of the Company's Series A Common Stock set forth under the caption "Description of Registrant's Securities to be Registered" in Times Mirror's Registration Statements on Form 8-A dated November 21, 1994 and December 22, 1994, respectively, together with any amendment or report filed with the Commission for the purpose of updating such descriptions.

     All other reports filed by Times Mirror pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities hereby are incorporated herein by reference and shall be deemed a part hereof when filed.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

     This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement. The delivery of this Prospectus together with a Prospectus Supplement relating to particular Offered Securities in any jurisdiction shall not constitute an offer in the jurisdiction of any other securities covered by this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO THE COMPANY THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO CORPORATE SECRETARY, THE TIMES MIRROR COMPANY, TIMES MIRROR SQUARE, LOS ANGELES, CALIFORNIA 90053, TELEPHONE (213) 237-3700.

                                  THE COMPANY

     Times Mirror is engaged principally in the newspaper publishing, professional information and magazine publishing businesses. Times Mirror publishes the Los Angeles Times, Newsday, The Baltimore Sun, The Hartford Courant, The Morning Call, The (Stamford) Advocate, Greenwich Time and several smaller newspapers. Through its subsidiaries, the Company also provides professional information to the legal, aviation and health science and consumer health markets, publishes books, journals and magazines and also provides training information and services. Times Mirror was incorporated in the State of Delaware in June 1994 for the purpose of owning and operating these businesses after a reorganization of Times Mirror's predecessor which was completed in February 1995. Times Mirror's predecessor was incorporated in 1884 in the State of California and was reincorporated in the State of Delaware in 1986. All references herein to the Company and Times Mirror shall include Times Mirror's predecessor, Times Mirror's subsidiaries and Times Mirror, collectively, unless the context suggests otherwise.

     Times Mirror's principal executive offices are located at Times Mirror Square, Los Angeles, California 90053 and its telephone number is (213) 237-3700.

                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of all Securities will be used for general corporate purposes.

            RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS
                 TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends for the Company for the periods indicated.

                                                                                    SIX
                                                                                   MONTHS
                                                    YEAR ENDED DECEMBER 31         ENDED
                                               --------------------------------   JUNE 30,
                                               1992   1993   1994   1995   1996     1997
                                               ----   ----   ----   ----   ----   --------
        Ratio of earnings to fixed charges...   (a)   2.0x   3.8x    (b)   9.6x     7.7x
        Ratio of earnings to fixed charges
          and preferred stock dividends......   N/A    N/A    N/A    (c)   3.4x     3.6x

---------------

(a) Earnings were approximately $7 million lower than the amount needed to cover fixed charges in this year, as earnings in 1992 were impacted by over $200 million in restructuring charges.

(b) Earnings were approximately $451 million lower than the amount needed to cover fixed charges in this year, as earnings in 1995 were impacted by approximately $768 million in restructuring charges.

(c) Earnings were approximately $526 million lower than the amount needed to cover fixed charges and preferred stock dividends in this year, as earnings in 1995 were impacted by approximately $768 million in restructuring charges.

     The ratio of earnings to fixed charges was computed by dividing earnings (income from continuing operations before income taxes, adjusted for fixed charges (net of capitalized interest), equity income or loss from unconsolidated affiliates and amortization of capitalized interest) by fixed charges for the periods indicated. Fixed charges include interest incurred on long-term and other debt, capitalized interest, the interest factor deemed to be included in rental expense and certain amortization.

     The ratio of earnings to fixed charges and preferred stock dividends was computed as described above, except that fixed charges were combined with the preferred stock dividends for the periods indicated. The Company's Series A Preferred Stock and Series B Preferred Stock were issued in 1995 and began accruing dividends on March 1, 1995. On April 2, 1997, the Company redeemed all of its issued and outstanding Series B Preferred Stock.

                     DESCRIPTION OF OFFERED DEBT SECURITIES

     The following description of the Debt Securities, Convertible Debt Securities and Exchangeable Debt Securities sets forth certain general terms and provisions of such securities, whether Senior Debt Securities or Subordinated Debt Securities unless a distinction is otherwise made below, to which any Prospectus Supplement may relate ("Offered Debt Securities"). Offered Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Offered Debt Securities will be described in the Prospectus Supplement or Prospectus Supplements relating to such series.

     The Offered Debt Securities will be issued under an Indenture (the "Indenture") between Times Mirror and a trustee chosen by Times Mirror and qualified to act as such under the Trust Indenture Act of 1939, as amended (the "Trustee"), the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indenture describe all of the material terms of the Indenture but do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms capitalized in this Prospectus. Wherever particular sections, articles or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such sections, articles or defined terms are incorporated herein or therein by reference.

GENERAL

     The Indenture does not limit the aggregate amount of Offered Debt Securities that may be issued thereunder, and Offered Debt Securities may be issued thereunder from time to time in one or more separate series up to the aggregate principal amount from time to time authorized by Times Mirror for each series. The Senior Debt Securities, if any, will be unsecured and unsubordinated obligations of Times Mirror and will rank equally and ratably with other unsecured and unsubordinated indebtedness of Times Mirror. The Subordinated Debt Securities, if any, will be unsecured obligations of Times Mirror and will be subject to such subordination provisions as are established in accordance with the terms of the Indenture.

     The applicable Prospectus Supplement or Prospectus Supplements will describe, to the extent applicable, each of the following terms of the series of Offered Debt Securities in respect of which this Prospectus is being delivered:
(i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) whether any of the Offered Debt Securities are to be issuable in certificated, book-entry or permanent global form and, if issuable in global form, the terms and conditions, if any, upon which interests in such Offered Debt Securities in global form may be exchanged, in whole or in part, for the individual Offered Debt Securities represented thereby; (iv) the person to whom any interest on any Offered Debt Security of the series will be payable if other than the person in whose name the Offered Debt Security is registered on the Regular Record Date; (v) the date or dates on which the Offered Debt Securities will mature; (vi) the rate or rates per annum at which the Offered Debt Securities will bear interest (or the method by which such rate or rates will be determined), if any; (vii) the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest on the Offered Debt Securities will be payable and the Regular Record Date for any interest payable on any Interest Payment Date;
(viii) each office or agency where the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable; (ix) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, the Offered Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by Times Mirror and any terms and conditions relevant thereto; (x) the denominations in which any Offered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (xi) the currency or currencies, including composite currencies, of payment of principal of, and any premium and interest on, the Offered Debt Securities if other than United States dollars; (xii) any index or formula used to determine the amount of payments of principal of and any premium and any interest on the Offered Debt Securities; (xiii) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities of the series that will be payable upon declaration of the acceleration of the maturity thereof; (xiv) the applicability of the provisions described under "Restrictive Covenants" herein;
(xv) any Events of Default with respect to the Securities of such series, if not otherwise set forth under "Events of Default" herein; (xvi) the applicability of the provisions described under

"Defeasance and Discharge" herein; (xvii) whether the Offered Debt Securities are convertible or exchangeable into shares of Common Stock or Preferred Stock of the Company or any other security of the Company or other entities and the terms of any such conversion or exchange; (xviii) the specific terms and conditions, if any, upon which the Offered Debt Securities may be subordinated to other indebtedness of the Company; and (xix) any other terms of the Offered Debt Securities not inconsistent with the provisions of the Indenture.

     Offered Debt Securities may be issued at a discount from their principal amount. Certain federal income tax considerations and other special considerations applicable to any such original issue discount securities will be described in the applicable Prospectus Supplement.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest, if any, on the Offered Debt Securities will be payable, and the exchange of and the transfer of Offered Debt Securities will be registrable, at the office or agency of Times Mirror maintained for such purpose and at any other office or agency maintained for such purpose. Unless otherwise indicated in the applicable Prospectus Supplement, the Offered Debt Securities will be issued in denominations of $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the Offered Debt Securities, but Times Mirror may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

GLOBAL SECURITIES

     If the Offered Debt Securities are represented by one or more global securities ("Global Securities"), the applicable Prospectus Supplement will describe the terms of the depositary arrangement with respect to such Global Securities.

RESTRICTIVE COVENANTS

     In addition to such other covenants, if any, as may be described in the applicable Prospectus Supplement and except as may otherwise be set forth therein, the Indenture for the Offered Debt Securities will require the Company, subject to certain limitations described therein, to, among other things, do the following: (i) deliver to the Trustee copies of all reports filed with the Commission; (ii) deliver to the Trustee annual officers' certificates with respect to the Company's compliance with its obligations under the Indenture;
(iii) maintain its corporate existence subject to the provisions described below relating to mergers and consolidations; and (iv) pay all taxes when due except where such taxes are being contested in good faith. Except as may be set forth in the applicable Prospectus Supplement, the Indenture will not restrict the business or operations of the Company or its subsidiaries, limit their indebtedness or prohibit any liens, charges or other encumbrances on any properties or other assets they may have from time to time.

REDEMPTION

     If and to the extent set forth in the applicable Prospectus Supplement, the Company will have the right to redeem the Offered Debt Securities, from time to time, in whole or in part, after the date and at the redemption prices set forth in the applicable Prospectus Supplement.

CONSOLIDATION, MERGER AND SALE OR LEASE OF ASSETS

     Except as may otherwise be set forth in the applicable Prospectus Supplement, Times Mirror, without consent of any holders of outstanding Offered Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to any Person, and any Person may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to Times Mirror, provided that (i) the Person (if other than Times Mirror) formed by such consolidation or into which Times Mirror is merged or the Person which acquires or leases the assets of Times Mirror substantially as an entirety is a corporation, partnership or trust organized and existing under the laws of any United States jurisdiction and expressly assumes Times Mirror's obligations on the Offered Debt Securities and under the Indenture, (ii) immediately after giving effect to such transaction no Event of Default (as defined below), and no event which, after notice or lapse of time or both, would become an Event of Default, happened and is continuing, and (iii) certain other conditions are met, such as securing the Offered Debt Securities equally and ratably with any otherwise impermissible encumbrance resulting from such consolidation, merger, transfer or lease of Times Mirror's assets substantially as an entirety. Unless Times Mirror provides otherwise as described in the applicable Prospectus Supplement, holders of Offered Debt Securities will not be given any protections such as the right of redemption in the event of any sale or lease of all or any substantial part of Times Mirror's assets or any merger, consolidation, change in control, liquidation or dissolution of Times Mirror.

EVENTS OF DEFAULT

     Except as may be described in the applicable Prospectus Supplement, an "Event of Default" will be defined under the Indenture for the Offered Debt Securities as being any one of the following events: (i) default for 30 days in payment of any interest on the Offered Debt Securities; (ii) default in payment of any principal of (or premium, if any, on) the Offered Debt Securities, either at maturity, upon redemption or otherwise; (iii) default for 90 days after written notice in the performance of, or breach of, any covenant or warranty of Times Mirror in the Indenture; and (iv) certain events of bankruptcy, insolvency or reorganization.

     The Indenture for the Offered Debt Securities will provide that if an Event of Default (other than an Event of Default due to certain events of bankruptcy, insolvency or reorganization) has occurred and is continuing, either the Trustee or the holders of not less than 50% in principal amount of the Offered Debt Securities outstanding under the Indenture for the Offered Debt Securities, or such other amount as may be specified in the Prospectus Supplement, may declare the principal amount of all Offered Debt Securities under that Indenture to be due and payable immediately.

     The Indenture will provide that the Trustee shall, within 90 days after the occurrence of a default under the Indenture with respect to Offered Debt Securities of any series, mail to all holders of Offered Debt Securities of such series notice of such default known to the Trustee, unless such default shall have been cured or waived; provided that, except in the case of default in the payment of principal of or interest on any of such series, the Trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders.

     The Indenture will provide that Times Mirror is required to furnish to the Trustee annually a statement of certain officers of Times Mirror to the effect that, to the best of their knowledge, Times Mirror is not in default in the performance and observance of any of the terms of the Indenture or, if they have knowledge that Times Mirror is in default, specifying such default.

     The Indenture will provide that the holders of not less than a majority in aggregate principal amount of all outstanding Offered Debt Securities of any series will have the right, on behalf of the holders of all outstanding Offered Debt Securities of such series, to rescind a declaration of acceleration of the principal amount if the underlying default is cured and/or to waive certain defaults and, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Offered Debt Securities of that series. The Indenture will also provide that in case an Event of Default with respect to Offered Debt Securities of any series has occurred and is continuing, the Trustee shall exercise, with respect to such series, such of the rights and powers vested in it under the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity.

DEFEASANCE AND DISCHARGE

     Except as may otherwise be provided in the applicable Prospectus Supplement, the Company can discharge or defease its obligations under the Indenture for the Offered Debt Securities as set forth below.

     Under terms satisfactory to the Trustee, the Company may discharge certain obligations to holders of the Offered Debt Securities that have not already been delivered to the Trustee for cancellation and that have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee funds, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and premium, if any, and interest on such Offered Debt Securities.

     The Company may also discharge any and all of its obligations to holders of the Offered Debt Securities at any time ("defeasance"), but may not thereby avoid its duty to register the transfer or exchange of the Offered Debt Securities, to replace any temporary, mutilated, destroyed, lost or stolen Offered Debt Securities or to maintain an office or agency in respect of such Offered Debt Securities and certain other obligations. Alternatively, the Company may be released with respect to the Offered Debt Securities from the obligations imposed by specific sections of the Indenture for the Offered Debt Securities (including the covenant described above limiting consolidations, mergers, asset sales and leases) and cease to comply with such provisions without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things: (i) the Company irrevocably deposits with the Trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay at maturity the principal of and premium, if any, and interest on all such outstanding Offered Debt Securities; (ii) no Event of Default under the Indenture for such Offered Debt Securities has occurred and is then continuing;
(iii) the defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any agreement to which the Company is a party or by which it is bound; and (iv) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such Offered Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and that such defeasance or covenant defeasance will not otherwise alter such holders' federal income tax treatment of principal and interest payments on the Offered Debt Securities.

MODIFICATIONS TO THE INDENTURE

     Except as may otherwise be set forth in the applicable Prospectus Supplement, the Indenture for the Offered Debt Securities will provide that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of Offered Debt Securities to, among other things: (i) add covenants, conditions and restrictions for the protection of the holders of Offered Debt Securities; (ii) surrender any right of or power conferred upon the Company; (iii) cure any ambiguity or correct any inconsistency in the Indenture for the Offered Debt Securities; (iv) make any change that does not adversely affect the legal rights of holders of Offered Debt Securities; (v) modify, eliminate or add to the provisions of the Indenture for the Offered Debt Securities to the extent necessary to qualify that Indenture under applicable federal statutes; or (vi) make any other changes in the Indenture before Offered Debt Securities are issued thereunder, provided that such changes are not prohibited by the Trust Indenture Act.

     Except as may otherwise be set forth in the applicable Prospectus Supplement, the Indenture for the Offered Debt Securities also will contain provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Offered Debt Securities outstanding affected by such supplemental indenture, to enter into supplemental indentures in order to add any provision to, change in any manner or eliminate any of the provisions of the Indenture for the Offered Debt Securities or modify in any manner the rights of the holders of the Offered Debt Securities so affected; provided that no such supplemental indenture shall, among other things, without the consent of the holder of each outstanding Offered Debt Security affected thereby: (i) reduce the percentage in principal amount of Offered Debt Securities whose holders must consent to an amendment to the Indenture for the Offered Debt Securities or supplemental indenture or waiver with respect to such Indenture; (ii) reduce the rate of or change the time for payment of interest on any Offered Debt Security; (iii) reduce the principal of or change the fixed maturity of any Offered Debt Security; or (iv) waive a default in the payment of the principal of, or interest on, any Offered Debt Security. The holders of at least a majority in principal amount of Offered Debt Securities outstanding of any series may, on behalf of the holders of all Offered Debt Securities of that series, waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Offered Debt Security of that series or in respect of a covenant or provision that under the Indenture for the Offered Debt Securities cannot be modified or amended without the consent of the holder of each Offered Debt Security outstanding of the series affected.

SENIOR DEBT SECURITIES

     The particular terms of the Senior Debt Securities, if any, offered by any Prospectus Supplement or Prospectus Supplements and the extent, if any, to which the general provisions described above may apply to the Senior Debt Securities so offered, will be established in accordance with the terms of the Indenture and will be described in the applicable Prospectus Supplement relating to such Senior Debt Securities.

SUBORDINATED DEBT SECURITIES

     The particular terms of the Subordinated Debt Securities, if any, offered by any Prospectus Supplement or Prospectus Supplements and the extent, if any, to which the general provisions described above may apply to the Subordinated Debt Securities so offered, will be established in accordance with the terms of the Indenture and will be described in the applicable Prospectus Supplement relating to such Subordinated Debt Securities.

REGARDING THE TRUSTEE

     The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of Times Mirror, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in certain other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

GOVERNING LAW

     Unless otherwise specified in the applicable Prospectus Supplement, the Indenture for the Offered Debt Securities and the Offered Debt Securities will be governed by New York law.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue: (i) 500,000,000 shares of Series A Common Stock, par value $1.00 per share ("Series A Common Stock"), of which 62,715,907 shares were issued and outstanding at October 17, 1997; (ii) 100,000,000 shares of Series B Common Stock, par value $1.00 per share ("Series B Common Stock"), none of which was outstanding at October 17, 1997; (iii) 300,000,000 shares of Series C Common Stock, par value $1.00 per share ("Series C Common Stock"), of which 25,829,204 shares were issued and outstanding at October 17, 1997; and (iv) 33,000,000 shares of Preferred Stock, of which (a) 900,000 shares are designated Preferred Stock, Series A, par value $1.00 per share ("Series A Preferred Stock"), of which 88,519 shares were issued and outstanding at October 17, 1997, (b) 8,438,822 shares are designated Conversion Preferred Stock, Series B ("Series B Preferred Stock"), none of which shares were issued and outstanding at October 17, 1997, (c) 380,972 shares are designated as Preferred Stock, Series C-1, par value $1.00 per share ("Series C-1 Preferred Stock"), all of which shares were issued and outstanding at October 17, 1997, and (d) 245,100 shares are designated as Preferred Stock, Series C-2, par value $1.00 per share ("Series C-2 Preferred Stock"), all of which shares were issued and outstanding at October 17, 1997. The Series C-1 Preferred Stock and Series C-2 Preferred Stock were first issued by the Company on August 8, 1997. The outstanding shares at October 17, 1997 exclude 735,049 shares of Series A Preferred Stock and 23,508,836 shares of Series A Common Stock which are reported as treasury stock for financial reporting purposes.

COMMON STOCK

  General

     The following description of the Series A Common Stock and the Series B Common Stock sets forth general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Convertible Debt Securities or Convertible Preferred Stock, upon exchange of Exchangeable Debt Securities, upon exercise of Warrants or under the terms of the Stock Purchase Contracts, as the case may be. No shares of the Series C Common Stock described below are covered by this Prospectus. This Prospectus covers, and a Prospectus Supplement may be delivered with respect to, the exercise by a permitted transferee of stock options to acquire Series A Common Stock initially granted by the Company to eligible employees and the subsequent resale of such shares of Series A Common Stock by a charitable transferee, if required.

     The following description sets forth all of the material terms of the Series A Common Stock, Series B Common Stock and Series C Common Stock and is summarized from, and qualified in its entirety by reference to, the Amended and Restated Certificate of Incorporation of the Company (the "Restated Certificate"), filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part. The Series A Common Stock is listed on the NYSE and the Pacific Stock Exchange.

  Rights to Designate Series B Common Stock

     Pursuant to the Restated Certificate, the Board of Directors of the Company is entitled to designate certain rights, powers and preferences of a class of Series B Common Stock in addition to the outstanding Series A Common Stock and the Series C Common Stock, as discussed below. First, the Board may determine the exact number of votes per share of Series B Common Stock at not less than one-tenth ( 1/10) nor more than one (1). Second, the Board may also make other changes in the rights, powers and preferences of the Series B Common Stock, provided that in no such case may the rights, powers and preferences of any such series be greater than those described herein. Subject to the foregoing, it is anticipated that Series B Common Stock, if authorized by the Board of Directors, will be identical in all respects to the Series A Common Stock currently outstanding, except with respect to voting. Specifically, it is anticipated that each share of Series B Common Stock will be entitled to one-tenth ( 1/10) of a vote rather than one (1) vote per share.

     The description herein of the rights, powers and preferences of the Series B Common Stock is subject to the discretionary authority of the Board as described above. The Board presently has no intention of issuing any shares of Series B Common Stock or of utilizing such authority to vary the terms of the Series B Common Stock from those described herein unless it determines that such change is necessary in light of legal developments or in order to comply with, or establish an exemption from, any applicable law, regulation or rule of any governmental authority, national securities exchange or national market system.

  Voting

     Except as set forth below, all actions submitted to a vote of the Company's stockholders will be voted on by holders of Series A Common Stock, Series B Common Stock, Series C Common Stock and Series B Preferred Stock voting together as a single class. The affirmative vote of the holders of a majority of the outstanding shares of Series A Common Stock, Series B Common Stock and/or Series C Common Stock, voting separately as a class, is required (i) to approve any amendment to the Restated Certificate that would alter or change the powers, preferences or special rights of such series so as to affect it adversely and
(ii) to approve such other matters as may require class votes under the General Corporation Law of the State of Delaware. The Series A Common Stock is entitled to one (1) vote per share, and the Series C Common Stock is entitled to ten (10) votes per share.

  Dividends and Other Distributions (including Distributions upon Liquidation or Sale of the Company)

     Unless otherwise determined by the Board in the resolutions providing for the issuance of Series B Common Stock, each share of Series A Common Stock, Series B Common Stock and Series C Common

Stock is equal in respect of dividends and other distributions in cash, stock or property (including distributions upon liquidation of the Company and consideration to be received upon a merger or consolidation of the Company or a sale of all or substantially all of the Company's assets), except that in the case of dividends or other distributions payable on the Series A Common Stock, Series B Common Stock or Series C Common Stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Series A Common Stock is to be distributed with respect to Series A Common Stock; only Series B Common Stock is to be distributed with respect to Series B Common Stock; and only Series C Common Stock is to be distributed with respect to Series C Common Stock. In no event will either Series A Common Stock, Series B Common Stock or Series C Common Stock be split, divided or combined unless each other class is proportionately split, divided or combined.

  Termination and Conversion of Series B Common Stock and/or Series C Common
Stock

     Either or both the Series B Common Stock and Series C Common Stock will automatically be converted into Series A Common Stock on a share-for-share basis
(i) at any time the Board and the holders of a majority of the outstanding shares of the series approve the conversion of all of such series into Series A Common Stock, (ii) if, as a result of the existence of the series, the Series A Common Stock becomes excluded from trading on the NYSE, the American Stock Exchange and all other national securities exchanges and is also excluded from quotation on NASDAQ or any other national quotation system then in use, (iii) if the Board, in its sole discretion, elects to effect a conversion of such series in connection with its approval of any sale or lease of all or any substantial part of the Company's assets or any merger, consolidation, liquidation or dissolution of the Company, or (iv) if the Board, in its sole discretion, elects to effect a conversion of such series after a determination that there has been a material adverse change in the liquidity, marketability or market value of the outstanding Series A Common Stock, considered in the aggregate (a) due to the exclusion of the Series A Common Stock from trading on a national securities exchange or the exclusion of the Series A Common Stock from quotation on NASDAQ, or such other national quotation system then in use, or (b) due to requirements of federal or state law, in any such case, as a result of the existence of such series. To the extent that the Board has discretion, the decision whether or not to exercise its authority to effect a conversion of Series B Common Stock or Series C Common Stock would be made in light of all the existing facts and circumstances affecting the interests of the Company and its stockholders, including the effect such conversion could have on the Company's vulnerability to an unsolicited hostile takeover attempt and any of the other factors referred to herein.

     In the event of any such termination of Series B Common Stock or Series C Common Stock, certificates formerly representing outstanding shares of that series shall thereafter be deemed to represent a like number of shares of Series A Common Stock. If both Series B Common Stock and Series C Common Stock are terminated, all outstanding shares of Series A Common Stock shall again be denominated Common Stock and all certificates representing outstanding shares of Series A Common Stock shall thereafter be deemed to represent a like number of shares of Common Stock.

  Preemptive Rights

     None of the Series A Common Stock, the Series B Common Stock or the Series C Common Stock carries any preemptive right enabling a holder to subscribe for or receive shares of stock of the Company of any class or any other securities convertible into shares of stock of the Company. The Board will continue to possess the power to issue shares of authorized but unissued Series A Common Stock, Series B Common Stock, Series C Common Stock and Preferred Stock without further stockholder action.

PREFERRED STOCK

     The following summary contains a description of certain general terms of the Company's Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of Preferred Stock, including Convertible Preferred Stock and Exchangeable Preferred Stock, offered by any Prospectus Supplement will be described in the applicable Prospectus Supplement relating thereto. Convertible Preferred Stock may be converted into Common Stock. Exchangeable Preferred Stock may be exchangeable, at the option of the

Company, for Debt Securities (see "Description of Offered Debt Securities" herein). If Preferred Stock or Warrants exercisable for Preferred Stock are being offered, if Preferred Stock is to be issued under Stock Purchase Contracts, or if Exchangeable Preferred Stock or Convertible Preferred Stock is being offered, the applicable Prospectus Supplement will describe the rights, privileges, preferences and restrictions of such Preferred Stock, Exchangeable Preferred Stock or Convertible Preferred Stock, including, without limitation,
(i) the designation, (ii) the number of authorized shares of the series in question, (iii) the dividend rate (or method of calculation), (iv) any voting rights, conversion rights, anti-dilution protections, exchangeability provisions and terms of any Debt Securities that are exchangeable for Preferred Stock, (v) any redemption provisions, liquidation preferences and (vi) any sinking fund provisions. If fractional interests in shares of Preferred Stock may be issued, there will be a depositary for the shares of Preferred Stock involved and the applicable Prospectus Supplement will describe the terms of the depositary arrangement and related matters.

     Upon issuance, against full payment of the purchase price therefor, shares of Preferred Stock will be fully paid and nonassessable. Preferred Stock issuable upon exercise of any Warrants exercisable for Preferred Stock (upon payment in full of the Warrant exercise price), conversion of any Convertible Debt Securities or exchange of any Exchangeable Debt Securities or under the Stock Purchase Contracts will be fully paid and nonassessable when issued in accordance with the terms of such Convertible Debt Securities, Exchangeable Debt Securities or Stock Purchase Contracts. No shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C-1 Preferred Stock or the Series C-2 Preferred Stock are covered by this Prospectus.

CERTAIN PROVISIONS IN THE RESTATED CERTIFICATE AND BYLAWS

     The Restated Certificate and Bylaws provide for indemnification of directors and officers to the fullest extent permitted by applicable law and contain various antitakeover provisions intended to (i) promote stability of the Company's stockholder base and (ii) render more difficult certain unsolicited or hostile attempts to take over the Company which could disrupt the Company, divert the attention of the Company's directors, officers and employees and adversely affect the independence and integrity of the Company's media operations. A summary of the principal antitakeover provisions is set forth below.

  Classified Board of Directors, Removal of Directors and Related Matters

     Pursuant to the Restated Certificate, the Company's Board of Directors is divided into three classes, each class to consist as nearly as possible of one-third of the Directors. The term of office of each class of Directors expires three years from the year of election. The Restated Certificate also provides that Directors may be removed only for cause and only by a majority of the votes entitled to be cast by the holders of all shares of capital stock entitled to vote generally in the election of Directors (the "Voting Interests"). Additionally, if the proposal to remove a Director is made by or on behalf of a Related Person (as defined below), removal will also require the affirmative vote of a majority of the Voting Interests held by persons other than such Related Person. Thus, a third party seeking to gain control of the Board of Directors may be forced to wait until the expiration of the respective terms of incumbent Directors, unless there were cause and sufficient voting strength to remove a particular Director or Directors.

  Increased Stockholder Vote Required in Certain Business Combinations

     The Restated Certificate requires, subject to certain exceptions summarized below, that any Business Combination (as defined below), be approved by (i) an affirmative vote of the holders of not less than 80% of the Voting Interests (the "80% Voting Requirement") and (ii) the affirmative vote of the holders of a majority of the Disinterested Shares (as defined below). Business Combinations include generally the following: (i) mergers or reorganizations of the Company or its subsidiaries with or into a Related Person or of a Related Person with or into the Company or a subsidiary; (ii) reorganizations that would have the effect of increasing the voting power of a Related Person; (iii) certain acquisitions by the Company or any subsidiary of the Company of securities issued by or assets of a Related Person; and (iv) liquidations, sales or transfers to a Related Person of assets of the Company or one or more of its subsidiaries constituting a substantial part of the Company.

     A Business Combination does not need to satisfy the foregoing approval requirements if the Business Combination has been approved by a majority of the Directors who are unaffiliated with the Related Person and who were members of the Board of Directors before the Company was incorporated in the State of Delaware, or who became a member of the Board before the Related Person became a Related Person (the "Continuing Directors"). Business Combinations in which the stockholders of the Company are to receive cash, securities or other property in exchange for their shares of capital stock do not need to satisfy the 80% Voting Requirement if (i) the value of the consideration meets certain thresholds of fairness, as specified in the Restated Certificate, and (ii) the Business Combination is approved by the affirmative vote of the holders of a majority of the Disinterested Shares.

     As used in the Restated Certificate, a "Related Person" is a person or entity, or an affiliate or associate (as defined in Rule 12b-2 under the Exchange Act) of such person or entity, that beneficially owns, in the aggregate, five percent or more of the outstanding voting interests of the Company; provided, however, the term Related Person does not include (i) any person or entity that beneficially owned five percent or more of the common stock of the Company on the date upon which the Company was incorporated in the State of Delaware, or (ii) any employee benefit plan established to provide benefits for employees of the Company or its subsidiaries, any trust plan related thereto, or any trustee or fiduciary when acting in such capacity with respect to any such plan or trust. The term "Disinterested Shares" means, as to any Related Person, shares of the Company's voting stock held by stockholders other than such Related Person.

 Restriction on a Stockholder's Power to Call Stockholders' Meetings and Elimination of Right to Act Without a Meeting

     The Restated Certificate provides that a special meeting of stockholders may be called only by the Board of Directors. Furthermore, if a proposal requiring stockholder approval is made by or on behalf of a Related Person or a Director affiliated with a Related Person, the affirmative vote of a majority of the Continuing Directors is also required to call a special meeting of stockholders. The principal effect of this provision is to prevent stockholders from forcing a special meeting to consider a proposal opposed by the Board of Directors.

     The Restated Certificate provides that any action taken by the stockholders of the Company must be effected at an annual or special meeting of stockholders and may not be taken by written consent.

  Procedures for Stockholder Nominations and Proposals

     The Restated Certificate provides that a stockholder must furnish written notice to the Secretary of the Company of any nomination or business proposal to be brought before a stockholders meeting not less than 30 nor more than 60 days prior to the meeting as originally scheduled. In the event that less than 40 days public notice of a meeting date is given by the Company, a stockholder must furnish notice of a nomination or business proposal not later than the close of business on the tenth day following the mailing or the public disclosure of notice of the meeting date. These procedures prohibit last-minute attempts by any stockholder to nominate a Director or present a business proposal at an annual stockholders meeting, even if such a nomination or proposal might be desired by a majority of the stockholders.

  Relevant Factors to be Considered by the Board of Directors

     The Restated Certificate provides that, in evaluating certain proposed business transactions and the best interests of the Company and its stockholders, the Board of Directors shall consider all relevant factors, including but not limited to freedom of the press, the independence and integrity of the Company's media operations, the social and economic effects of the transactions on stockholders, employees, customers, suppliers and other constituents of the Company and its subsidiaries, as well as the effects on the communities in which they operate.

     In providing the Board of Directors with a broader basis for determining the advisability of a proposed transaction, the Restated Certificate gives the Board authority to reject, among other transactions, a proposed acquisition of the Company notwithstanding the fact that the proposal may include favorable economic benefits for the Company's stockholders.

  Amendment of Certain Charter and Bylaw Provisions

     The Restated Certificate provides that any alteration, amendment, repeal or recission (any "Change") of the provisions contained in the Restated Certificate must be approved by a majority of the Directors then in office and by the affirmative vote of the holders of a majority of the Voting Interests, provided however that if the proposed Change relates to certain provisions specified in the Restated Certificate, then any such Change must also be approved either (a) by a majority of the authorized number of Directors and, if one or more Related Persons exist, by a majority of the Directors who are Continuing Directors with respect to all Related Persons, or (b) by the affirmative vote of the holders of not less than 80% of the Voting Interests and, if the Change is proposed by or on behalf of a Related Person or a Director affiliated with a Related Person, by affirmative vote of a majority of the Voting Interests represented by Disinterested Shares.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants") and Warrants to purchase Common Stock or Preferred Stock ("Stock Warrants"). Warrants may be issued independently of or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate Warrant Agreement (each a "Warrant Agreement") to be entered into between the Company and a Warrant Agent ("Warrant Agent") the form of which will be filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

DEBT WARRANTS

     The applicable Prospectus Supplement will describe the terms of any Debt Warrants, including the following: (i) the title of such Debt Warrants; (ii) the offering price for such Debt Warrants, if any; (iii) the aggregate number of such Debt Warrants; (iv) the designation and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (v) if applicable, the designation and terms of the Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Security; (vi) if applicable, the date from and after which such Debt Warrants and any Securities issued therewith will be separately transferable; (vii) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise;
(viii) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (ix) if applicable, the minimum or maximum amount of such Debt Warrants that may be exercised at any one time;
(x) whether the Debt Warrants represented by the Debt Warrant certificates or Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form; (xi) information with respect to book-entry procedures, if any; (xii) the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable; (xiii) if applicable, a discussion of certain United States federal income tax considerations; (xiv) the antidilution provisions of such Debt Warrants, if any;
(xv) the redemption or call provisions, if any, applicable to such Debt Warrants; and (xvi) any additional terms of the Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Debt Warrants.

STOCK WARRANTS

     The applicable Prospectus Supplement will describe the terms of any Stock Warrants, including the following: (i) the title of such Stock Warrants; (ii) the offering price of such Stock Warrants, if any; (iii) the aggregate number of such Stock Warrants; (iv) the designation and terms of the Common Stock or Preferred Stock purchasable upon exercise of such Stock Warrants; (v) if applicable, the designation and terms of the Securities with which such Stock Warrants are issued and the number of such Stock Warrants issued with each such Security; (vi) if applicable, the date from and after which such Stock Warrants and any Securities issued therewith will be separately transferable; (vii) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a Stock Warrant and the price at which such shares may be purchased upon exercise; (viii) the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire; (ix) if applicable, the minimum or maximum amount of such Stock Warrants that may be exercised at any one time; (x) the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable; (xi) if applicable, a discussion of certain United States federal income tax considerations; (xii) the antidilution provisions of such Stock Warrants, if any; (xiii) the redemption or call provisions, if any, applicable to such Stock Warrants; and (xiv) any additional terms of such Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Stock Warrants.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     The Company may issue Stock Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The price per share of Preferred Stock or Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of the Stock Purchase Units consisting of a Stock Purchase Contract and Debt Securities or debt obligations of third parties, including United States Treasury securities, securing the holders' obligations to purchase the Preferred Stock or the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Contracts or vice-versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Stock Purchase Contracts may provide the Company the option to deliver cash in lieu of Preferred Stock or Common Stock.

     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units, including, without limitation, the following: (i) the title of the Stock Purchase Contracts or Stock Purchase Units; (ii) the stated amount of the Stock Purchase Units and the principal amount of any Debt Securities, or debt obligations of third parties, including United States Treasury securities, constituting a component of a Stock Purchase Unit; (iii) the number of shares of Common Stock or Preferred Stock that shall be purchased upon settlement of the Stock Purchase Contracts; (iv) the right, if any, of the Company to deliver cash in lieu of Preferred Stock or Common Stock and the manner of calculating such cash amount; (v) the amount of any fees payable, whether to Times Mirror or to holders with respect to the Stock Purchase Contracts; (vi) the interest rate applicable to any Debt Securities or debt securities of third parties, including United States Treasury securities, constituting a component of, a Stock Purchase Unit; (vii) the rights, if any, of the holders to settle Stock Purchase Contracts early and the terms upon which such early settlement may be effected; (viii) the date on which, subject to the rights of the holders to settle Stock Purchase Contracts early and termination of the Stock Purchase Contracts, the Stock Purchase Contracts will be settled;
(ix) the events that may cause a termination of the Stock Purchase Contracts prior to the date of settlement; and (x) any other terms of the Stock Purchase Contracts or Stock Purchase Units not inconsistent with the provisions of the instrument or instruments pursuant to which such Stock Purchase Contracts or Stock Purchase Units are issued. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement. The Company may sell Securities directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may offer and sell the Securities in exchange for one or more of its outstanding debt securities or other securities. The Company also may, from time to time, authorize dealers, acting as Company agents, to offer and sell the Securities upon such terms and conditions as may be set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may receive compensation from the Company in the form of underwriting discounts, concessions or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities.

     Certain of the underwriters, dealers and agents and their associates may engage in transactions with, and perform services for, the Company in the ordinary course of business.

     The Debt Securities, Convertible Debt Securities, Exchangeable Debt Securities, Preferred Stock, Convertible Preferred Stock, Exchangeable Preferred Stock, Series B Common Stock, Warrants, Stock Purchase Contracts and Stock Purchase Units will be new issues of securities with no established trading market. Any underwriters or agents to or through which Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any Debt Securities, Convertible Debt Securities, Exchangeable Debt Securities, Preferred Stock, Convertible Preferred Stock, Exchangeable Preferred Stock, Series B Common Stock, Warrants, Stock Purchase Contracts or Stock Purchase Units.

                             CERTAIN LEGAL MATTERS

     Gibson, Dunn & Crutcher LLP has rendered an opinion (filed as an exhibit to the Registration Statement of which this Prospectus is a part) with respect to the validity of the Securities covered by this Prospectus. Certain legal matters in connection with offerings made by this Prospectus may be passed on for any underwriters, agents or dealers by counsel named in the Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements of The Times Mirror Company appearing in The Times Mirror Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

======================================================

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    3
The Company...........................    4
Use of Proceeds.......................    4
Ratio of Earnings to Fixed Charges and
  Ratio of Earnings to Fixed Charges
  and Preferred Stock Dividends.......    4
Description of Offered Debt
  Securities..........................    5
Description of Capital Stock..........    9
Description of Warrants...............   14
Description of Stock Purchase
  Contracts and Stock Purchase
  Units...............................   15
Plan of Distribution..................   15
Certain Legal Matters.................   16
Experts...............................   16

============================================

======================================================

                            THE TIMES MIRROR COMPANY

                                  $300,000,000
                            ------------------------

                                DEBT SECURITIES
                          CONVERTIBLE DEBT SECURITIES
                          EXCHANGEABLE DEBT SECURITIES
                                PREFERRED STOCK
                          CONVERTIBLE PREFERRED STOCK
                          EXCHANGEABLE PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS

                            ------------------------
                              --------------------

                                   PROSPECTUS
                              --------------------
                                          , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

     The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which will be paid by the Registrant.

            Registration fee..........................................  $ 90,910
            Blue Sky fees and expenses................................     1,000
            Exchange listing fees.....................................         0
            Printing expenses.........................................    15,000
            Legal fees and expenses...................................    20,000
            Accounting fees and expenses..............................     5,000
            Trustee's fees and expenses (including counsel fees)......    15,000
            Miscellaneous.............................................         0
                                                                        --------
                      Total...........................................  $146,910
                                                                        ========

---------------

* All amounts are estimated except the Commission's registration fee.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "GCL"), the Amended and Restated Certificate of Incorporation of Times Mirror eliminates the liability of directors of Times Mirror to Times Mirror or its stockholders for breach of fiduciary duties as a director, except for liabilities related to breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and certain other liabilities.

     As permitted by Section 145 of the GCL, Article VII, Section 1 of the Bylaws of Times Mirror provides for the indemnification of its directors, officers, and employees against expenses actually and reasonably incurred in connection with certain stated proceedings and under certain stated conditions.

ITEM 16. EXHIBITS

EXHIBIT NO.                                       DESCRIPTION
-----------     --------------------------------------------------------------------------------
    1.1         Form of Underwriting Agreement (for equity securities).*
    1.2         Form of Underwriting Agreement (for debt securities).*
    4.1         Restated Certificate of Incorporation of The Times Mirror Company.**
    4.2         Certificate of Amendment of Restated Certificate of Incorporation of The Times
                Mirror Company (formerly New TMC Inc.).**
    4.3         Certificate of Designation of Series C Common Stock, par value $1.00 per share, of The Times Mirror Company (formerly New TMC Inc.).**
    4.4         Bylaws of The Times Mirror Company.***
    4.5         Form of the Indenture.
    4.6         Form of Certificate of Designation with respect to Preferred Stock.****
    4.7         Form of specimen certificate representing shares of Preferred Stock.
    4.8         Form of specimen certificate representing shares of Common Stock.
    4.9         Form of Warrant Agreement (for equity securities).****
    4.10        Form of Warrant Agreement (for debt securities).****

EXHIBIT NO.                                       DESCRIPTION
-----------     --------------------------------------------------------------------------------
    4.11        Form of Purchase Contract Agreement with respect to the Stock Purchase Contracts
                (including as Exhibit A thereto the form of Security Certificate).*
    4.12        Form of Pledge Agreement with respect to the Stock Purchase Contracts.*
    5           Opinion of Gibson, Dunn & Crutcher LLP regarding the legality of securities being registered.
   12           Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed
                Charges and Preferred Stock Dividends.*****
   23.1         Consent of Ernst & Young LLP, Independent Auditors.
   23.2         Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5 to this
                Registration Statement).
   24           Powers of Attorney (included on pages II-4 and II-5 of this Registration
                Statement).
   25           Statement of Eligibility of Trustee on Form T-1.*

---------------

     * To be filed by amendment, by incorporation by reference or by Current Reports on Form 8-K in connection with the offering of the Securities.

   ** Filed as an exhibit to the Registration Statement on Form S-4 of the Registrant (File No. 33-87482) and incorporated herein by reference.

  *** Filed as an exhibit to the Annual Report on Form 10-K for the year ended
      December 31, 1995 and incorporated herein by reference.

 **** Filed as an exhibit to the Registration Statement on Form S-3 (File No.
      33-62165) and incorporated herein by reference.

***** Filed as an exhibit to the Registration Statement on Form S-3 (File No.
      333-30773) dated August 21, 1997 and incorporated herein by reference.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 and Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (7) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 23, 1997.

                                          THE TIMES MIRROR COMPANY

                                          By:      /s/ THOMAS UNTERMAN
                                            ------------------------------------
                                                      Thomas Unterman
                                                 Senior Vice President and
                                                  Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark H. Willes, Thomas Unterman and William A. Niese, and each of them, as his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, or him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.

                SIGNATURE                               TITLE                       DATE
-----------------------------------------  -------------------------------    -----------------
           /s/ MARK H. WILLES                  Chairman of the Board,          October 23, 1997
-----------------------------------------             President
             Mark H. Willes                  and Chief Executive Officer
                                            (Principal Executive Officer)

           /s/ THOMAS UNTERMAN             Senior Vice President and Chief     October 23, 1997
-----------------------------------------   Financial Officer (Principal
             Thomas Unterman                  Financial and Accounting
                                                      Officer)
        /s/ C. MICHAEL ARMSTRONG                      Director                 October 23, 1997
-----------------------------------------
          C. Michael Armstrong

      /s/ GWENDOLYN GARLAND BABCOCK                   Director                 October 23, 1997
-----------------------------------------
        Gwendolyn Garland Babcock

           /s/ DONALD R. BEALL                        Director                 October 23, 1997
-----------------------------------------
             Donald R. Beall

           /s/ JOHN E. BRYSON                         Director                 October 23, 1997
-----------------------------------------
             John E. Bryson

            /s/ OTIS CHANDLER                         Director                 October 23, 1997
-----------------------------------------
              Otis Chandler

          /s/ ROBERT F. ERBURU                        Director                 October 23, 1997
-----------------------------------------
            Robert F. Erburu

                SIGNATURE                               TITLE                       DATE
-----------------------------------------  -------------------------------    -----------------


        /s/ CLAYTON W. FRYE, JR.                      Director                 October 23, 1997
-----------------------------------------
          Clayton W. Frye, Jr.

           /s/ DAVID LAVENTHOL                        Director                 October 23, 1997
-----------------------------------------
             David Laventhol

     /s/ DR. ALFRED E. OSBORNE, JR.                   Director                 October 23, 1997
-----------------------------------------
       Dr. Alfred E. Osborne, Jr.

           /s/ JOAN A. PAYDEN                         Director                 October 23, 1997
-----------------------------------------
             Joan A. Payden

       /s/ WILLIAM STINEHART, JR.                     Director                 October 23, 1997
-----------------------------------------
         William Stinehart, Jr.

         /s/ HAROLD M. WILLIAMS                       Director                 October 23, 1997
-----------------------------------------
           Harold M. Williams

        /s/ WARREN B. WILLIAMSON                      Director                 October 23, 1997
-----------------------------------------
          Warren B. Williamson

         /s/ DR. EDWARD ZAPANTA                       Director                 October 23, 1997
-----------------------------------------
           Dr. Edward Zapanta

                                 EXHIBIT INDEX

EXHIBIT NO.                                DESCRIPTION
-----------    --------------------------------------------------------------------
        1.1    Form of Underwriting Agreement (for equity securities)*
        1.2    Form of Underwriting Agreement (for debt securities)*
        4.1    Restated Certificate of Incorporation of The Times Mirror Company**
        4.2    Certificate of Amendment of Restated Certificate of Incorporation of
               The Times Mirror Company (formerly New TMC Inc.)**
        4.3    Certificate of Designation of Series C Common Stock, par value $1.00 per share, of The Times Mirror Company (formerly New TMC Inc.)**
        4.4    Bylaws of The Times Mirror Company***
        4.5    Form of the Indenture
        4.6    Form of Certificate of Designation with respect to Preferred
               Stock****
        4.7    Form of specimen certificate representing shares of Preferred Stock
        4.8    Form of specimen certificate representing shares of Common Stock
        4.9    Form of Warrant Agreement (for equity securities)****
       4.10    Form of Warrant Agreement (for debt securities)****
       4.11    Form of Purchase Contract Agreement with respect to the Stock
               Purchase Contracts (including as Exhibit A thereto the form of
               Security Contracts)*
       4.12    Form of Pledge Agreement with respect to the Stock Purchase
               Contracts*
          5    Opinion of Gibson, Dunn & Crutcher LLP regarding the legality of securities being registered
         12    Computation of Ratio of Earnings to Fixed Charges and Ratio of
               Earnings to Fixed Charges and Preferred Stock Dividends*****
       23.1    Consent of Ernst & Young LLP, Independent Auditors
       23.2    Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5 to this Registration Statement)
         24    Powers of Attorney (included on pages II-4 and II-5 of this
               Registration Statement)
         25    Statement of Eligibility of Trustee on Form T-1*

---------------

    * To be filed by amendment, by incorporation by reference or by Current Reports on Form 8-K in connection with the offering of the Securities.

   ** Filed as an exhibit to the Registration Statement on Form S-4 of the Registrant (File No. 33-87482) and incorporated herein by reference.

  *** Filed as an exhibit to the Annual Report on Form 10-K for the year ended
      December 31, 1995 and incorporated herein by reference.

 **** Filed as an exhibit to the Registration Statement on Form S-3 (File No.
      33-62165) and incorporated herein by reference.

***** Filed as an exhibit to the Registration Statement on Form S-3 (File No.
      333-30773) dated August 21, 1997 and incorporated herein by reference.